Exhibit 99.2

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	October 31, 2018	July 29, 2018	October 29, 2017	October 31, 2018	October 29, 2017

Revenue	$144,660	$136,391	$120,971	$535,276	$450,678

Cost of goods sold	(109,236)	(100,794)	(94,529)	(403,773)	(359,363)

Gross profit	35,424	35,597	26,442	131,503	91,315

Operating Expenses:

Selling, general and administrative	(13,504)	(12,504)	(10,182)	(51,395)	(43,585)

Research and development	(3,906)	(2,653)	(3,838)	(14,481)	(15,862)

Total Operating Expenses	(17,410)	(15,157)	(14,020)	(65,876)	(59,447)

Operating income	18,014	20,440	12,422	65,627	31,868

Other income (expense), net	2,307	1,411	536	2,944	(5,303)

Income before income taxes	20,321	21,851	12,958	68,571	26,565

Income tax provision	(3,552)	(2,054)	(2,462)	(7,335)	(5,276)

Net income	16,769	19,797	10,496	61,236	21,289

Net income attributable to noncontrolling interests	(4,282)	(6,792)	(5,110)	(19,181)	(8,159)

Net income attributable to Photronics, Inc. shareholders	$12,487	$13,005	$5,386	$42,055	$13,130

Earnings per share:

Basic	$0.18	$0.19	$0.08	$0.61	$0.19

Diluted	$0.18	$0.18	$0.08	$0.59	$0.19

Weighted-average number of common shares outstanding:

Basic	67,894	69,374	68,615	68,829	68,436

Diluted	73,921	75,258	69,218	74,821	69,288